UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2008

SRKP 17, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
000-52930	20-8057623
(Commission File Number)	(IRS Employer Identification No.)

4737 North Ocean Drive, Suite 207
Lauderdale by the Sea, FL	33308
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2008, SRKP 17, Inc., a Delaware corporation (the "Company"), entered into a Share and Warrant Exchange Agreement (the “Agreement”) with Podium Technology Limited, a company organized under the law of the British Virgin Islands (“Podium”), Yinlips Digital Technology (Shenzhen) Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Podium (“Yinlips”), and the sole shareholder and the warrantholders of Podium (the “Shareholder” and the “Warrantholders,” respectively), pursuant to which the Company agreed to issue an aggregate of 65,795 shares of its common stock to the Shareholder and/or his designees in exchange for 100% of the share capital of Podium and warrants to purchase an aggregate of 300,000 shares of its common stock to the Warrantholders and/or their designees in exchange for all of the issued and outstanding warrants of Podium (the “Exchange”). In addition, the Company agreed to have concluded an equity financing of at least $5 million at the time of the closing of the Exchange (the “Equity Financing”).

The consummation of the Exchange is subject to certain conditions. After giving effect to the Exchange and the Equity Financing, the Company expects there will be approximately 7,162,185 shares of its common stock issued and outstanding, 4,545,455 shares of its Series A Convertible Preferred Stock issued and outstanding, and warrants to purchase 7,396,390 shares of its common stock issued and outstanding.

The Exchange, if consummated, will result in a change-in-control of the Company and the assumption of Yinlips' operations and liabilities. In connection with the change-in-control, there will be a new Board of Directors and management of the Company, which persons will initially be from Yinlips.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 17, INC.

Date: September 23, 2008	By:	/s/ Richard Rappaport
	Name:	Richard Rappaport
	Title:	President